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                                                                    Exhibit 1.1

                                                                       Execution


                    STRUCTURED ASSET SECURITIES CORPORATION
              MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2001-10A


                                TERMS AGREEMENT
                                ---------------


                                                           Dated:  June 14, 2001



To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of June 1, 2001 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation:  Series 2001-10A.

Terms of the Series 2001-10A Certificates: Structured Asset Securities Corporation, Series 2001-10A Mortgage Pass-Through Certificates, Class 1-A1, Class 1-A2, Class 1-A3, Class 2-A1, Class 2-A2, Class 2-A3, Class B1, Class B2, Class B3, Class B4, Class B5, Class B6 and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of two pools of adjustable rate, conventional, first lien, residential mortgage loans (the "Mortgage Loans"). Only the Class 1-A1, Class 1-A3, Class 2-A1, Class 2-A2, Class 2-A3, Class B1, Class B2, Class B3 and Class R Certificates (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement:  File Number 333-35026.

Certificate Ratings: It is a condition of Closing that at the Closing Date the Class 1-A1, Class 1-A2, Class 1-A3, Class 2-A1, Class 2-A2, Class 2-A3 and Class R Certificates be rated "AAA" by Standard & Poor's Credit Market Services ("S&P") and rated "AAA" by Fitch, Inc., ("Fitch" and collectively the "Rating Agencies"); the Class B1 Certificates be rated "AA" by S&P and "AA" by Fitch; the Class B2 Certificates be rated "A" by S&P and "A" by Fitch; and the Class B3 Certificates be rated "BBB" by S&P and "BBB" by Fitch.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc., (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

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The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date: June 1, 2001.

Closing Date: 10:00 A.M., New York time, on or about June 29, 2001. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.









                                       2


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         If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.

                                      LEHMAN BROTHERS INC.



                                       By: /s/ Stanley Labanowski
                                           -------------------------------------
                                           Name:  Stanley Labanowski
                                           Title: Senior Vice President


Accepted:

STRUCTURED ASSET SECURITIES
   CORPORATION


By: /s/ Ellen V. Kiernan
    --------------------------------
    Name:  Ellen V. Kiernan
    Title: Vice President


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                                   Schedule 1
                                   ----------

           Initial Certificate
                Principal            Certificate           Purchase Price
Class           Amount(1)           Interest Rate            Percentage
-----           ------              -------------            ----------

1-A1          $210,508,000             6.25%(2)                 100%
1-A2               336,559             0.00%(3)                 100%
1-A3                (4)                6.25%                    100%
2-A1            73,337,000             6.75%(5)                 100%
2-A2               335,372             0.00%(3)                 100%
2-A3                (4)                6.82%                    100%
B1               7,526,000           Variable(6)                100%
B2               3,762,000           Variable(6)                100%
B3               2,257,000           Variable(6)                100%
R                      100          Adjustable(2)               100%

------------
(1)  These balances are approximate, as described in the prospectus supplement.

(2) The Class 1-A1 and R Certificates will accrue interest based on the interest rate specified above until the end of the Accrual Period in October 2005. Beginning with the Accrual Period in November 2005, the Class 1-A1 and R Certificates will accrue interest at the WAC for pool 1, as described in the prospectus supplement.

(3) The Class 1-A2 and 2-A3 Certificates will not be entitled to payments of interest on or prior to the Distribution Dates in November 2005 and December 2003, respectively. Thereafter, the Class 1-A2 and 2-A2 Certificates will accrue interest at the Net WAC for pool 1, as described in the prospectus supplement.

(4) The Class 1-A3 and 2-A3 Certificates will be interest-only certificates; they will not be entitled to payments of principal and will accrue interest on a notional amount, as described in the prospectus supplement. After the Distribution Dates in November 2005 and December 2003, the Class 1-A3 and 2-A3 Certificates, respectively, will no longer be entitled to receive distributions of any kind.

(5) The Class 2-A1 Certificates will accrue interest based on the interest rates specified above, until the end of the Accrual Period in November 2003. Beginning with the Accrual Period in December 2003, the Class 2-A1 Certificates will accrue interest at the Net WAC for pool 2, as described in the prospectus supplement.

(6) The Class B1, B2 and B3 Certificates will accrue interest based on a variable interest rate, as described in the prospectus supplement.